Exhibit 5.1

2000 N. M-63 • BENTON HARBOR, MI 49022-2692

April 24, 2025

Whirlpool Corporation

2000 N. M-63

Benton Harbor, MI 49022-2692

Ladies and Gentlemen:

I have acted as counsel to Whirlpool Corporation (the “Company”) in connection with the preparation of the Company’s Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), covering the offer and sale of up to 3,277,000 shares of common stock, $1.00 par value per share, of the Company (the “New Shares”), which may be issued to participants under the Whirlpool Corporation 2023 Omnibus Stock and Incentive Plan, as amended (the “Amended 2023 Plan”), as a result of awards or the exercise of options granted to such participants.

I have examined the Amended 2023 Plan and such other records, documents, and matters of law and satisfied myself as to such matters of fact as I have deemed relevant for purposes of this opinion. In rendering this opinion, I have assumed without investigation that the information supplied to me by the Company and its employees and agents is accurate and complete.

Based upon and subject to the foregoing, I am of the opinion that, when (i) the Registration Statement becomes effective under the Securities Act, (ii) the New Shares are issued in accordance with the terms of the Amended 2023 Plan and in the manner described in the Registration Statement and (iii) certificates representing the New Shares have been duly executed, countersigned by the Company’s transfer agent/registrar and delivered on behalf of the Company against payment of the full consideration for the New Shares in accordance with the terms of the Amended 2023 Plan (assuming in each case the consideration received by the Company is at least equal to $1.00 par value per share) or, if any New Shares are to be issued in uncertificated form, the Company’s books have reflected the issuance of such New Shares to the person entitled thereto against payment of the full consideration for the New Shares in accordance with the terms of the Amended 2023 Plan (assuming in each case the consideration received by the Company is at least equal to $1.00 par value per share), the New Shares to be issued to participants under the Amended 2023 Plan will be validly issued, fully paid, and non-assessable when so delivered pursuant to and in accordance with the terms and conditions of the Amended 2023 Plan.

The opinions expressed herein are limited solely to the General Corporation Law of the State of Delaware. I express no opinion on the laws of any other jurisdiction or the applicability or effect of any such laws or principles. I do not find it necessary for purposes of this opinion, and accordingly do not purport herein, to cover the application of the federal laws of the United States of America or any state securities or “Blue Sky” laws to the delivery of the New Shares to the participants pursuant to and in accordance with the terms and conditions of the Amended 2023 Plan.

This opinion is furnished in connection with the filing of the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act. I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to me included in and made a part of the Registration Statement.

Sincerely,

/s/ Bridget K. Quinn
Bridget K. Quinn